Exhibit 99.1

Comvest Credit Partners and Manulife Announce Agreement to Create a Leading Private

Credit Asset Management Platform

August 6, 2025

West Palm Beach, FL – August 6, 2025 – Comvest Credit Partners (“Comvest”), a leading middle market direct lending private credit manager with $14.7 billion of assets under management (AUM) on its platform, announced today that it has signed a definitive agreement with Manulife, through its Global Wealth and Asset Management segment, to sell a 75% stake in its private credit business. As part of the agreement, Manulife’s existing Senior Credit team managing $3.7 billion AUM will align with the Comvest team to create a stand-alone $18.4 billion AUM private credit asset management platform.

The new partnership will further strengthen Comvest’s long standing position in the private credit market and support its continued growth in the founder-owned and sponsor-backed segments. The enhanced platform will also benefit from Manulife’s strong reputation serving the private equity sponsor-backed market and it will significantly enhance origination reach, access to capital, and help meet increasing demand for private credit from a diversified borrower-base, with a focus on delivering strong risk-adjusted returns for investors across market cycles.

Comvest will retain full responsibility for day-to-day operations and investment decision-making. The firm will also lead distribution of its strategies in close coordination with Manulife’s global distribution teams across institutional, wealth, retail, and retirement channels. There are no planned changes to Comvest’s leadership or investment process, with senior management continuing to lead the business in their current roles.

“After building Comvest over the past two decades, it was important to find a partner who shares our values and vision for the future,” said Michael Falk, Founder of Comvest. “Manulife distinguished itself through their long-term investment mindset, deep credit expertise, and cultural fit with our team. I couldn’t be more excited about the opportunity this partnership creates for our investors, our employees, and the next generation of leadership at Comvest.”

As part of the agreement, the new private credit business will be co-branded as Manulife | Comvest. The new business will be led by Robert O’Sullivan, Co-Founder and CEO of Comvest.

“Comvest offers meaningful scale, a differentiated approach to private credit, and a strong cultural alignment with Manulife,” said Anne Valentine Andrews, Global Head of Private Markets for Manulife Wealth and Asset Management. “With this acquisition, we will create a world-class alternative credit platform that can meet the distinct and growing needs of Manulife’s 19 million institutional, retirement and retail clients globally. I look forward to working with the Comvest team to help expand their market presence and extend a warm welcome into the Manulife family.”

“This partnership is an important step forward for Comvest and one that will truly benefit our limited partners,” said Mr. O’Sullivan. “From the outset, the synergies between Comvest and Manulife have been clear; we share a disciplined approach to credit, a client-first mindset, and a deep commitment to team collaboration. Manulife’s sponsor relationships, sourcing capabilities, and global distribution platform, combined with their strong balance sheet, will allow us to scale our differentiated private credit strategy and unlock new opportunities for our investors.”

The transaction is expected to close in the fourth quarter of 2025, subject to customary closing conditions and approvals.

AMG, a minority investor in Comvest since 2020, will exit its position in Comvest’s credit business following the closing but will maintain its interest in Comvest Partners’ private equity business, which will be separated into a stand-alone entity with no change to its existing leadership, team, resources and investment strategy.

BofA Securities served as exclusive financial advisor to Comvest, and Kirkland & Ellis served as its legal counsel.

About Comvest Credit Partners

Comvest Credit Partners, the direct lending platform of Comvest Partners, focuses on providing flexible financing solutions to middle-market companies. Comvest Credit Partners provides senior secured, unitranche, and second lien capital to founder-owned and sponsor-backed companies in support of growth, acquisitions, buyouts, refinancings, and recapitalizations, with credit facilities up to US$300 million-plus. For more information, please visit comvest.com/direct-lending.

About Manulife Wealth & Asset Management

As part of Manulife Financial Corporation, Manulife Wealth & Asset Management provides global investment, financial advice, and retirement plan services to 19 million individuals, institutions, and retirement plan members worldwide. Our mission is to make decisions easier and lives better by empowering people today to invest for a better tomorrow. As a committed partner to our clients and as a responsible steward of investor capital, we offer a heritage of risk management, deep expertise across public and private markets, and comprehensive retirement plan services. We seek to provide better investment and impact outcomes and to help people confidently save and invest for a more secure financial future. Not all offerings are available in all jurisdictions. For additional information, please visit manulifeim.com.